EXHIBIT 10(a)(5)


                         THE BEAR STEARNS COMPANIES INC.
                  AMENDMENT TO THE MANAGEMENT COMPENSATION PLAN


            RESOLVED, that the Bear Stearns Companies Inc. Management Compensation Plan (as amended and restated as of July 1, 1994) (the "Plan"), be, and hereby is, amended as follows:


      1. Section 1 shall be amended to read as follows:

            "Section 1 Purpose. The purposes of The Bear Stearns Companies Inc. Management Compensation Plan as amended and restated hereby (the "Plan") are (i) to compensate voting members of the Executive Committee (the "Executive Committee") of The Bear Stearns Companies Inc. (the "Company") on an individual basis for significant contributions to the Company and its subsidiaries and (ii) to stimulate the efforts of such persons by giving them a direct interest in the performance of the Company."